Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Estée Lauder Companies Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement, prospectus and the prospectus supplement.

Our reports refer to the Company’s adoption of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment,” effective July 1, 2005.

/s/ KPMG LLP
New York, New York
April 24, 2007